Exhibit 99.1

WELLPOINT REPORTS FOURTH QUARTER AND

FULL YEAR 2009 RESULTS

•

Fourth quarter 2009 net income was $5.95 per share, including net benefits of $4.79 per share resulting primarily from a gain on the sale of the NextRx subsidiaries. Fourth quarter 2009 adjusted net income was $1.16 per share.

•

Full year 2009 net income was $9.88 per share, including net benefits of $3.79 per share resulting primarily from the gain on the sale of the NextRx subsidiaries. Full year 2009 adjusted net income was $6.09 per share.

•	Medical membership was 33.7 million at December 31, 2009

•	Full year 2009 operating cash flow exceeded $3.0 billion

•	Full year 2010 net income is expected to be at least $6.00 per share

Indianapolis, IN – January 27, 2010 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2009 net income was $2.7 billion, or $5.95 per share. The results included net after-tax income of approximately $2.2 billion, or $4.79 per share, resulting from a gain on the sale of the NextRx pharmacy benefit management subsidiaries (“NextRx”), partially offset by costs for restructuring activities and intangible asset impairments. Excluding these items, adjusted net income for the quarter totaled $536.0 million, or $1.16 per share (see page 14).

Net income in the fourth quarter of 2008 was $331.4 million, or $0.65 per share, which included net investment losses of $350.5 million after-tax, or $0.69 per share. Excluding the net investment losses, fourth quarter 2008 adjusted net income was $681.9 million, or $1.34 per share (see page 14).

For the full year of 2009, net income totaled $4.7 billion, or $9.88 per share. The results included net after-tax income of approximately $1.8 billion, or $3.79 per share, resulting from the gain on the sale of NextRx, partially offset by net investment losses and costs for restructuring activities and intangible asset impairments. Excluding these items, full year 2009 adjusted net income was $2.9 billion, or $6.09 per share (see page 14).

Net income for the full year of 2008 was $2.5 billion, or $4.76 per share. The results included net after-tax charges of $377.4 million, or $0.72 per share, resulting from net investment losses and intangible asset impairments, partially offset by the favorable resolution of a tax matter. Excluding these items, adjusted net income was $2.9 billion in 2008, or $5.48 per share (see page 14).

“We performed well during 2009 in a challenging environment. Despite the impact of the recession on our Commercial enrollment levels and medical cost trends, earnings per share increased as we significantly improved results in the Consumer segment, controlled administrative costs and implemented successful capital management initiatives,” said Angela F. Braly, president and chief executive officer. “We are off to a good start in 2010, with more than 400,000 net new National Account members effective January 1. Throughout the year, we will be making important investments in our businesses to create the best health care value for our customers and capitalize on opportunities to drive future growth.”

“WellPoint is in a strong financial position as of year-end 2009. Our insurance subsidiaries remain well-capitalized and we continue to generate substantial operating cash flow. We intend to utilize our capital to enhance customer and shareholder value,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “We continue to maintain a strong and conservative balance sheet, and are comfortable with our outlook for earnings per share of at least $6.00 in 2010.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment was approximately 33.7 million members at December 31, 2009, a decrease of 1.4 million members, or 3.9 percent, from approximately 35.0 million at December 31, 2008. The decline in membership was most significant in the Local Group business, which experienced a 989,000 member reduction during the year, primarily due to lapses and in-group enrollment losses resulting from the recession and rise in unemployment. Enrollment in State Sponsored business declined by 259,000 members, as the Company withdrew from certain programs for which actuarially-sound reimbursement could not be obtained. Membership in the Company’s Individual and Senior businesses declined by 141,000 and 89,000, respectively, while enrollment in the National business grew by 101,000 members.

Medical membership declined by 185,000, or 0.5 percent, in the fourth quarter of 2009. The decline occurred almost entirely in the Commercial segment, where the Company experienced net negative in-group change of 180,000 members resulting from workforce reductions among employer-based customers. While membership declined in the quarter, Commercial fully insured enrollment at December 31, 2009, was approximately 100,000 members higher than previously anticipated.

Operating Revenue: Operating revenue was approximately $15.1 billion in the fourth quarter of 2009, a decrease of 2.4 percent from $15.4 billion in the fourth quarter of 2008. The revenue decline primarily resulted from lower fully insured enrollment in 2009, partially offset by premium rate increases.

Benefit Expense Ratio: The benefit expense ratio was 84.8 percent in the fourth quarter of 2009, an increase of 140 basis points from 83.4 percent in the fourth quarter of 2008. The increase was driven primarily by higher medical cost trends in the Local Group business during 2009, due to elevated flu activity and the impact of the recession on business mix shifts, including higher COBRA(1) enrollment. The increase in the Local Group benefit expense ratio was partially offset by operating improvements that resulted in lower benefit expense ratios in the Senior and State Sponsored businesses. The Company recognized an estimated $50 million of higher-than-anticipated favorable reserve releases that were not reestablished during the fourth quarter of 2009.

(1)	COBRA is named for the Consolidated Omnibus Budget Reconciliation Act of 1986, which provides unemployed group members with coverage for up to 18 months after losing their job.

Premium and Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2009, underlying medical cost trend was 8.9 percent. Unit cost increases were the primary driver of medical cost trend, however utilization rose during 2009 due to business mix shifts, including increased COBRA membership, and elevated flu activity.

The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of December 31, 2009, was 42.3 days, a decrease of 4.1 days from 46.4 days as of September 30, 2009. Approximately 1.6 days of the reduction related to favorable prior period reserve releases that were not reestablished at December 31, 2009, as well as faster claims payment cycles. The closing of the NextRx transaction resulted in accelerated payments of pharmacy claims and changes in the timing of these payments, reducing DCP by another 1.5 days in the quarter. The remaining decline of 1.0 day resulted primarily from medical benefit seasonality in the Commercial and Individual businesses, which experience higher benefit expense ratios in the fourth quarter.

SG&A Expense Ratio: The SG&A expense ratio was 17.0 percent in the fourth quarter of 2009, an increase of 190 basis points from 15.1 percent in the fourth quarter of 2008. The increase was driven primarily by costs associated with restructuring activities that are projected to drive greater efficiency and effectiveness in future periods. The Company recognized a pre-tax restructuring charge totaling $171.6 million in the fourth quarter of 2009.

Gain on Sale of Business: On December 1, 2009, the Company completed the sale of NextRx to Express Scripts, Inc. The Company received consideration of $4.7 billion and recognized a pre-tax gain on the sale totaling $3.8 billion in the fourth quarter of 2009.

Impairment of Goodwill and Other Intangible Assets: In connection with the Company’s UniCare subsidiaries exiting the commercial health insurance markets in Illinois and Texas at year-end 2009 and the December 2009 closing of the NextRx sale, the Company initiated an impairment review of Goodwill associated with its UniCare subsidiaries during the fourth quarter and also updated a previous impairment review of the UniCare trade name. These reviews resulted in a pre-tax impairment charge of $57.0 million in the fourth quarter of 2009 to adjust the carrying values of the Goodwill and intangible assets to their estimated fair values.

Operating Cash Flow: Operating cash flow for the full year 2009, exceeded $3.0 billion, or 1.0 times adjusted net income. Operating cash flow for full year 2008 totaled $2.5 billion, or approximately 0.9 times adjusted net income.

Share Repurchase Program: During the fourth quarter of 2009, the Company repurchased 16.5 million shares of its common stock for $827.0 million. For the full year of 2009, the Company repurchased 57.3 million shares of its common stock for $2.6 billion. As of December 31, 2009, the Company’s remaining Board-approved share repurchase authorization totaled $383.8 million. On January 26, 2010, the Board of Directors increased the share repurchase authorization by $3.5 billion, and the Company will continue to evaluate future share repurchase activity subject to market and industry conditions.

Investment Portfolio & Capital Position: During the fourth quarter of 2009, the Company recorded net investment losses of $4.5 million pre-tax, consisting of other-than-temporary impairments totaling $40.5 million, primarily offset by net realized gains from the sales of securities totaling $36.0 million. As of December 31, 2009, the Company’s net unrealized gain position was $711.9 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $501.2 million and $210.7 million, respectively.

As of December 31, 2009, statutory capital levels in the Company’s insurance subsidiaries exceeded state regulatory levels by approximately $5.5 billion and Blue Cross and Blue Shield Association requirements by approximately $2.5 billion. Cash and investments at the parent company totaled $4.5 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including NextRx through its December 1, 2009, sale), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Year Ended December 31
	2009	2008	Change		2009	2008	Change
Operating Revenue
Commercial Business	$9,345.1	$9,506.9	(1.7%)		$37,363.4	$38,009.3	(1.7%)
Consumer Business	3,926.1	4,100.6	(4.3%)		16,141.8	16,437.3	(1.8%)
Other Business:
External Customers	1,785.9	1,818.7	(1.8%)		7,323.4	7,132.6	2.7%
Intersegment Revenue	562.2	674.8	(16.7%)		2,836.6	2,572.8	10.3%
Intersegment Eliminations	(562.2)	(674.8)	16.7%		(2,836.6)	(2,572.8)	(10.3%)

Other	1,785.9	1,818.7	(1.8%)		7,323.4	7,132.6	2.7%

Total Operating Revenue	15,057.1	15,426.2	(2.4%)		60,828.6	61,579.2	(1.2%)

Operating Gain
Commercial Business	$316.8	$728.4	(56.5%)		$2,430.3	$3,392.7	(28.4%)
Consumer Business	158.9	235.9	(32.6%)		1,279.7	585.1	118.7%
Other	100.8	87.1	15.7%		469.4	370.0	26.9%

Operating Margin
Commercial Business	3.4%	7.7%	(430	) bp	6.5%	8.9%	(240	) bp
Consumer Business	4.0%	5.8%	(180	) bp	7.9%	3.6%	430	bp

Commercial Business: Operating gain for the Commercial Business segment was $316.8 million in the fourth quarter of 2009, a decrease of 56.5 percent compared with $728.4 million in the fourth quarter of 2008. Fourth quarter 2009 results included costs of $127.0 million for the Company’s restructuring activities. The remaining decline in operating gain resulted from an increase in the benefit expense ratio for Local Group business and lower fully insured enrollment in 2009. Commercial enrollment declined by 948,000, or 3.3 percent, during 2009, reflecting the rise in unemployment. The Local Group benefit expense ratio increased due to business mix changes, including higher COBRA membership, and elevated flu activity. The Company recognized an estimated $17.0 million of higher-than-anticipated favorable reserve releases that were not reestablished for the Commercial business during the fourth quarter of 2009. The Company continues to refine its product offerings, expand membership retention programs, drive cost of care initiatives and implement pricing actions to favorably impact its Local Group business.

Consumer Business: Operating gain for the Consumer Business segment was $158.9 million in the fourth quarter of 2009, a decrease of 32.6 percent compared with $235.9 million in the fourth quarter of 2008. Lower results in the Individual business and costs of $23.6 million for restructuring activities offset continued operating improvements in the Company’s Senior and State Sponsored programs. The Company recognized an estimated $33.0 million of higher-than-anticipated favorable reserve releases that were not reestablished in the Consumer segment during the fourth quarter of 2009.

OUTLOOK

Full Year 2010:

•	Net income is expected to be at least $6.00 per share.

•	The Company plans to provide additional details about its 2010 outlook at its Investor Day scheduled for February 23, 2010.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 123543. The replay will be available from 1:45 p.m. EST today until the end of the day on February 10, 2010. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with approximately 34 million members in its affiliated health plans. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross Blue Shield or Empire Blue Cross Blue Shield (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2008	September 30, 2009
Customer Type
Local Group	15,643	16,632	15,717	(5.9%)	(0.5%)

National Accounts	6,813	6,720	6,857	1.4%	(0.6%)
BlueCard	4,744	4,736	4,779	0.2%	(0.7%)

Total National	11,557	11,456	11,636	0.9%	(0.7%)

Individual	2,131	2,272	2,173	(6.2%)	(1.9%)
Senior	1,215	1,304	1,225	(6.8%)	(0.8%)
State Sponsored	1,733	1,992	1,717	(13.0%)	0.9%
FEP	1,391	1,393	1,387	(0.1%)	0.3%

Total Medical Membership	33,670	35,049	33,855	(3.9%)	(0.5%)

Funding Arrangement
Self-Funded	18,236	18,520	18,316	(1.5%)	(0.4%)
Fully-Insured	15,434	16,529	15,539	(6.6%)	(0.7%)

Total Medical Membership	33,670	35,049	33,855	(3.9%)	(0.5%)

Reportable Segment
Commercial	27,356	28,304	27,530	(3.3%)	(0.6%)
Consumer	4,923	5,352	4,938	(8.0%)	(0.3%)
Other	1,391	1,393	1,387	(0.1%)	0.3%

Total Medical Membership	33,670	35,049	33,855	(3.9%)	(0.5%)

Other Membership
Behavioral Health Membership	22,965	23,568	22,883	(2.6%)	0.4%
Life and Disability Membership	5,393	5,477	5,425	(1.5%)	(0.6%)
Dental Membership [1]	4,284	4,560	4,322	(6.1%)	(0.9%)
Managed Dental Membership [1]	3,949	—	3,953	—	(0.1%)
Vision Membership	3,088	2,614	3,037	18.1%	1.7%
Medicare Part D Membership	1,509	1,870	1,633	(19.3%)	(7.6%)

PBM Prescription Volume Paid (Quarterly)
Retail Scripts	40,300	60,858	58,753	(33.8%)	(31.4%)
Mail Order Scripts	4,291	6,485	6,593	(33.8%)	(34.9%)
Specialty Pharmacy Scripts	138	199	200	(30.7%)	(31.0%)

Total Scripts	44,729	67,542	65,546	(33.8%)	(31.8%)

[1]

Dental Membership and Managed Dental Membership as of December 31, 2009, and September 30, 2009, includes DeCare members acquired on April 9, 2009. Managed Dental Membership includes DeCare members for which we provide administrative services only.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2009	2008	Change
Revenues
Premiums	$13,984.8	$14,291.0	(2.1%)
Administrative fees	952.9	975.4	(2.3%)
Other revenue	119.4	159.8	(25.3%)

Total operating revenue	15,057.1	15,426.2	(2.4%)

Net investment income	201.6	186.6	8.0%
Gain on sale of business	3,792.3	—	NM (1)
Net realized gains (losses) on investments	36.0	(97.6)	NM (1)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(56.5)	(445.6)	87.3%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	16.0	—	NM (1)

Net other-than-temporary impairment losses recognized in income	(40.5)	(445.6)	90.9%

Total revenues	19,046.5	15,069.6	26.4%

Expenses
Benefit expense	11,854.4	11,924.7	(0.6%)
Selling, general and administrative expense
Selling expense	411.7	440.8	(6.6%)
General and administrative expense	2,141.9	1,892.3	13.2%

Total selling, general and administrative expense	2,553.6	2,333.1	9.5%
Cost of drugs	72.6	117.0	(37.9%)
Interest expense	103.7	115.9	(10.5%)
Amortization of other intangible assets	65.5	71.1	(7.9%)
Impairment of goodwill and other intangible assets	57.0	—	NM (1)

Total expenses	14,706.8	14,561.8	1.0%

Income before income taxes	4,339.7	507.8	754.6%

Income tax expense	1,597.9	176.4	805.8%

Net income	$2,741.8	$331.4	727.3%

Net income per diluted share	$5.95	$0.65	815.4%

Diluted shares	461.1	508.5	(9.3%)

Benefit expense as a percentage of premiums	84.8%	83.4%	140 bp
Selling, general and administrative expense as a percentage of total operating revenue	17.0%	15.1%	190 bp
Income before income tax expense as a percentage of total revenues	22.8%	3.4%	1,940 bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(In millions, except per share data)	Year Ended December 31
	2009	2008	Change
	(Unaudited)
Revenues
Premiums	$56,382.0	$57,101.0	(1.3%)
Administrative fees	3,840.3	3,836.6	0.1%
Other revenue	606.3	641.6	(5.5%)

Total operating revenue	60,828.6	61,579.2	(1.2%)

Net investment income	801.0	851.1	(5.9%)
Gain on sale of business	3,792.3	—	NM	(1)
Net realized gains on investments	56.4	28.7	96.5%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(538.4)	(1,207.9)	55.4%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	88.2	—	NM	(1)

Net other-than-temporary impairment losses recognized in income	(450.2)	(1,207.9)	62.7%

Total revenues	65,028.1	61,251.1	6.2%

Expenses
Benefit expense	46,571.1	47,742.4	(2.5%)
Selling, general and administrative expense
Selling expense	1,685.5	1,778.4	(5.2%)
General and administrative expense	7,973.6	7,242.1	10.1%

Total selling, general and administrative expense	9,659.1	9,020.5	7.1%
Cost of drugs	419.0	468.5	(10.6%)
Interest expense	447.4	469.8	(4.8%)
Amortization of other intangible assets	266.0	286.1	(7.0%)
Impairment of goodwill and other intangible assets	262.5	141.4	85.6%

Total expenses	57,625.1	58,128.7	(0.9%)

Income before income taxes	7,403.0	3,122.4	137.1%

Income tax expense	2,657.1	631.7	320.6%

Net income	$4,745.9	$2,490.7	90.5%

Net income per diluted share	$9.88	$4.76	107.6%

Diluted shares	480.5	523.0	(8.1%)

Benefit expense as a percentage of premiums	82.6%	83.6%	(100	) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.9%	14.6%	130 bp
Income before income tax expense as a percentage of total revenues	11.4%	5.1%	630 bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,816.1	$2,183.9
Investments available-for-sale, at fair value:
Fixed maturity securities	15,696.9	1,564.8
Equity securities	1,010.7	1,088.0
Other invested assets, current	26.5	23.6
Accrued investment income	172.8	172.8
Premium and self-funded receivables	3,281.0	3,042.9
Other receivables	879.5	1,373.9
Income taxes receivable	—	159.9
Securities lending collateral	394.8	529.0
Deferred tax assets, net	523.8	779.0
Other current assets	1,268.6	1,212.2

Total current assets	28,070.7	12,130.0

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	230.4	11,808.4
Equity securities	32.5	30.7
Other invested assets, long-term	775.3	703.2
Property and equipment, net	1,099.6	1,054.5
Goodwill	13,264.6	13,461.3
Other intangible assets	8,259.3	8,827.2
Other noncurrent assets	393.0	387.9

Total assets	$52,125.4	$48,403.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,450.5	$6,184.7
Reserves for future policy benefits	62.6	64.5
Other policyholder liabilities	1,617.6	1,626.8

Total policy liabilities	7,130.7	7,876.0
Unearned income	1,050.0	1,087.7
Accounts payable and accrued expenses	2,994.1	2,856.5
Income taxes payable	1,228.7	—
Security trades pending payable	37.6	5.8
Securities lending payable	396.6	529.0
Short-term borrowings	—	98.0
Current portion of long-term debt	60.8	909.7
Other current liabilities	1,775.2	1,657.6

Total current liabilities	14,673.7	15,020.3

Long-term debt, less current portion	8,338.3	7,833.9
Reserves for future policy benefits, noncurrent	664.6	664.7
Deferred tax liability, net	2,470.4	2,098.9
Other noncurrent liabilities	1,115.1	1,353.7

Total liabilities	27,262.1	26,971.5

Shareholders’ equity
Common stock	4.5	5.0
Additional paid-in capital	15,192.2	16,843.0
Retained earnings	9,598.5	5,479.4
Accumulated other comprehensive income (loss)	68.1	(895.7)

Total shareholders’ equity	24,863.3	21,431.7

Total liabilities and shareholders’ equity	$52,125.4	$48,403.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
(In millions)	2009	2008
	(Unaudited)
Operating activities
Net income	$4,745.9	$2,490.7
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(56.4)	(28.7)
Gain on sale of business	(3,792.3)	—
Net other-than-temporary impairment losses recognized in income	450.2	1,207.9
Loss on disposal of assets	16.4	7.2
Deferred income taxes	61.3	(481.4)
Amortization, net of accretion	446.4	466.3
Depreciation expense	107.1	105.4
Impairment of goodwill and other intangible assets	262.5	141.4
Share-based compensation	153.6	156.0
Excess tax benefits from share-based compensation	(9.6)	(16.0)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(484.2)	(558.7)
Other invested assets	(62.5)	103.3
Other assets	(119.3)	(340.2)
Policy liabilities	(748.2)	194.9
Unearned income	(27.3)	(26.7)
Accounts payable and accrued expenses	952.8	(106.3)
Other liabilities	(248.8)	(797.0)
Income taxes	1,391.4	(47.3)
Other, net	(0.1)	64.6

Net cash provided by operating activities	3,038.9	2,535.4

Investing activities
Purchases of fixed maturity securities	(7,186.8)	(5,691.2)
Proceeds from sales and maturities of fixed maturity securities	5,648.3	6,864.5
Purchases of equity securities	(318.9)	(1,327.5)
Proceeds from sales of equity securities	577.3	1,083.1
Purchases of other invested assets	(49.0)	(145.0)
Proceeds from sales of other invested assets	3.5	32.8
Changes in securities lending collateral	132.4	325.1
Purchases of subsidiaries, net of cash acquired	(66.3)	(197.7)
Proceeds from sales of subsidiaries, net of cash sold	4,672.3	5.0
Purchases of property and equipment	(378.4)	(345.6)
Proceeds from sales of property and equipment	0.4	12.7
Other, net	(32.0)	—

Net cash provided by investing activities	3,002.8	616.2

Financing activities
Net repayment of commercial paper borrowings	(397.0)	(900.6)
Net (repayment of) proceeds from short-term borrowings	(98.0)	98.0
Proceeds from long-term borrowings	990.3	525.0
Repayment of long-term borrowings	(919.3)	(38.7)
Changes in securities lending payable	(132.4)	(325.1)
Changes in bank overdrafts	(344.1)	44.8
Repurchase and retirement of common stock	(2,638.4)	(3,276.2)
Proceeds from exercise of employee stock options and employee stock purchase plan	126.5	121.2
Excess tax benefits from share-based compensation	9.6	16.0

Net cash used in financing activities	(3,402.8)	(3,735.6)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(6.7)	—

Change in cash and cash equivalents	2,632.2	(584.0)
Cash and cash equivalents at beginning of year	2,183.9	2,767.9

Cash and cash equivalents at end of year	$4,816.1	$2,183.9

WellPoint, Inc.

Reconciliation of Medical Claims Payable

(unaudited)

	Years Ended December 31
(In millions)	2009	2008	2007

Gross medical claims payable, beginning of period	$6,184.7	$5,788.0	$5,290.3
Ceded medical claims payable, beginning of period	(60.3)	(60.7)	(51.0)

Net medical claims payable, beginning of period	6,124.4	5,727.3	5,239.3

Business combinations and purchase adjustments	2.8	—	15.2

Net incurred medical claims:
Current year	47,315.1	47,940.9	46,366.2
Prior years (redundancies) [1]	(807.2)	(263.2)	(332.7)

Total net incurred medical claims	46,507.9	47,677.7	46,033.5

Net payments attributable to:
Current year medical claims	42,057.0	42,020.7	40,765.7
Prior years medical claims	5,157.5	5,259.9	4,795.0

Total net payments	47,214.5	47,280.6	45,560.7

Net medical claims payable, end of period	5,420.6	6,124.4	5,727.3
Ceded medical claims, end of period	29.9	60.3	60.7

Gross medical claims payable, end of period	$5,450.5	$6,184.7	$5,788.0

Current year medical claims paid as a percent of current year net incurred medical claims	88.9%	87.7%	87.9%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	15.2%	4.8%	6.8%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.7%	0.6%	0.8%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
	December 31, 2009		December 31, 2008
	After-tax, in millions	Per Diluted Share	After-tax, in millions	Per Diluted Share	Per Share Change

Net income	$2,741.8	$5.95	$331.4	$0.65	815.4%
Add:
Net investment losses	2.9	0.01	350.5	0.69
Restructuring charge and other items	102.3	0.21	—	—
Impairment of goodwill and other intangible assets	50.2	0.11	—	—
Subtract:
Gain on sale of business	(2,361.2)	(5.12)	—	—

Net adjustment items	(2,205.8)	(4.79)	350.5	0.69

Adjusted net income	$536.0	$1.16	$681.9	$1.34	(13.4%)

Diluted shares		461.1		508.5

	Year Ended
	December 31, 2009		December 31, 2008
	After-tax, in millions	Per Diluted Share	After-tax, in millions	Per Diluted Share	Per Share Change

Net income	$4,745.9	$9.88	$2,490.7	$4.76	107.6%
Add:
Net investment losses	255.2	0.53	759.6	1.45
Restructuring charge and other items	102.3	0.21	—	—
Impairment of goodwill and other intangible assets	184.6	0.38	90.8	0.17
Subtract:
Gain on sale of business	(2,361.2)	(4.91)	—	—
Income tax benefits from the favorable resolution of certain federal and state tax matters	—	—	(473.0)	(0.90)

Net adjustment items	(1,819.1)	(3.79)	377.4	0.72

Adjusted net income	$2,926.8	$6.09	$2,868.1	$5.48	11.1%

Diluted shares		480.5		523.0

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon, funding risks with respect to revenue received from participation therein and CMS sanctions; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues, increased operating costs and potential customer and supplier losses and business disruptions that may be greater than expected following the close of the Express Scripts transaction; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.